Exhibit 99.2

news release

Media Hotline: 1-888-326-6694
Consumer Resource Center: 1-800-732-6643

Contact: Janis Smith

202-752-6673

Number: 3869

Date: December 4, 2006

Fannie Mae Announces Fourth Quarter 2006 Preferred Stock Series J Dividend

WASHINGTON, DC – The Board of Directors of Fannie Mae (FNM/NYSE) today declared a fourth quarter dividend on the company’s Variable Rate Non-Cumulative Preferred Stock, Series J of $0.6715 per share.

This preferred stock dividend was declared in accordance with the Certificate of Designation of Terms for Series J, which is available in the preferred stock offering circulars section on the company’s Web site, www.fanniemae.com.

A dividend of $0.6715 per share will be paid to the registered holders of Preferred Stock, Series J, as shown on the books of the corporation at the close of business on December 15, 2006, that is outstanding at the close of business on December 15, 2006, for the period from and including September 30, 2006, to but excluding December 31, 2006, to be payable on December 31, 2006.

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Fannie Mae is a New York Stock Exchange Company. It operates pursuant to a federal charter. Fannie Mae has pledged through its American Dream Commitment to expand access to homeownership for millions of first-time home buyers; help raise the minority homeownership rate to 55 percent; make homeownership and rental housing a success for millions of families at risk of losing their homes; and expand the supply of affordable housing where it is needed most. More information about Fannie Mae can be found on the Internet at http://www.fanniemae.com.